Media Contacts:
Aquila
Al Butkus (816) 467-3616
Media Relations (816) 467-3000
Black Hills Corporation
Barbara Zar (605) 721-2366

Investor Relations:
Aquila
Jason Ketchum (816) 467-3274
Toll-free (800) 487-6661
Black Hills Corporation
Dale Jahr (605) 721-2326

COLORADO REGULATORS APPROVE

BLACK HILLS CORPORATION’S PURCHASE OF

AQUILA’S COLORADO PROPERTIES

RAPID CITY, SD AND KANSAS CITY, MO — February 15, 2008 — Black Hills Corporation (NYSE: BKH) and Aquila, Inc. (NYSE: ILA) today announced that the Colorado Public Utilities Commission, in a media release issued yesterday, indicated approval of the proposed acquisition by Black Hills of Aquila’s natural gas and electric utility assets and related operations in the State of Colorado. The final order is expected before the end of the month.

David R. Emery, Chairman, President and CEO of Black Hills Corporation, said,

“We are excited to have Colorado’s approval of our transaction. We appreciate the considerable efforts of the administrative law judge and the commissioners in reviewing the record and producing a fair and timely decision regarding the transfer of Aquila’s Colorado electric and natural gas utility assets to Black Hills. We are anxious to join with the employees of Aquila in providing quality service to customers in Colorado.”

In Colorado, Aquila’s electric utility serves approximately 92,000 customers in 21 communities and the natural gas utility serves about 64,000 customers in 27 communities located in the southeast part of the state.

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Page 2 of 2, COLORADO REGULATORS APPROVE BLACK HILLS CORPORATION’S PURCHASE OF AQUILA’S COLORADO PROPERTIES

“Our employees are working diligently in preparation for a deal close as soon as the remaining regulatory approvals are received in Kansas and Missouri,” said Emery.

Black Hills and Aquila have obtained state regulatory approvals in Iowa, Nebraska and now Colorado. To close the transaction, Black Hills and Aquila need to obtain regulatory approval in Kansas, and Great Plains and Aquila need to obtain regulatory approvals in Kansas and Missouri.

The application for Black Hills’ purchase of Aquila’s Kansas gas utility properties is pending before the Kansas Corporation Commission, which held a hearing on February 12, 2008, to consider a settlement agreement between all parties to the Black Hills and Aquila application. At the conclusion of the hearing, the record was closed, and the parties now await a final decision from the Kansas Corporation Commission.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is an integrated energy company. Our utility businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyo., vicinity. Black Hills Energy, our wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information on Black Hills is available at www.blackhillscorp.com.

ABOUT AQUILA

Based in Kansas City, Mo., Aquila owns electric power generation and operates electric and natural gas transmission and distribution networks serving approximately 900,000 customers in Colorado, Iowa, Kansas, Missouri and Nebraska. More information on Aquila is available at www.aquila.com.

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